Exhibit 99.1

Contact:

Shelley Boxer, V.P. Finance
MSC Industrial Direct Co., Inc.

(516) 812-1216

Investor Relations: Eric Boyriven/Bob Joyce
Press: Scot Hoffman
Financial Dynamics
(212) 850-5600

FOR IMMEDIATE RELEASE

MSC INDUSTRIAL DIRECT CO., INC. REPORTS

FIRST QUARTER FISCAL YEAR 2007 RESULTS

- Earnings per diluted share increase to $0.60, including charges for the integration of J&L -

Melville, NY, January 4, 2007 - MSC INDUSTRIAL DIRECT CO., INC. (NYSE: MSM), “MSC or the Company,” one of the premier distributors of MRO supplies to industrial customers throughout the United States, today reported financial results for its first quarter of fiscal 2007 ended November 25, 2006.

Net sales for the first quarter of fiscal 2007 were $402.0 million, an increase of 35.9% from $295.9 million in the first quarter of fiscal 2006.  Net income for the first quarter of fiscal 2007 increased 26.2% to $40.3 million versus $31.9 million in the year-ago period.  First quarter fiscal 2007 diluted earnings per share increased 27.7% to $0.60 compared with diluted earnings per share of $0.47 in the first quarter of fiscal 2006.  Included in the Company’s results for the first quarter of fiscal 2007 are pre-tax charges totaling $1.1 million for costs related to the integration of the J&L acquisition.

“I’m very pleased with MSC’s performance in the first quarter,” stated David Sandler, President and Chief Executive Officer.  “We executed our business strategy, increased market share and grew our business during the quarter.  Earnings exceeded our expectations for the quarter supported by better than anticipated operating margins.”

“We are extremely pleased with how the integration of J&L is progressing,” continued Mr. Sandler.  “Based on our progress to date, we remain confident in our ability to generate the previously forecasted $20 million in margin improvements and cost savings that we had originally anticipated.”

“Financial results for the first quarter were excellent,” said Chuck Boehlke, Executive Vice President and Chief Financial Officer.  “Sales increased by 35.9% over the same quarter last year with J&L accounting for approximately two-thirds of this growth.  Operating margin was higher than expected due to lower payroll and benefits costs than originally projected due to the timing of hires.  During the first quarter of fiscal 2007 we generated $50.5 million in free cash flow (see Note 1), an increase of $17.5 million compared with the first quarter of 2006, and during fiscal 2007 to date we have repurchased 1.1 million shares of the Company’s stock.”

- MORE -

Mr. Sandler concluded, “Market conditions in general continue to be good and customer feedback indicates that order flow from their customers remain solid and that they are growing, but at a slower pace than in previous quarters.  Accordingly, based on current market conditions, we expect consolidated net sales for the second quarter of fiscal 2007 to be between $402 million and $408 million and diluted earnings per share to be between $0.58 and $0.60, including a charge of approximately $0.02 per diluted share for costs related to the integration of J&L.”

The management of MSC will host a conference call today at 11:00 a.m. Eastern Time to review the first quarter of fiscal 2007 results, and to comment on current operations.  The call may be accessed via the Internet at: http://www.mscdirect.com.

Note 1 — Free cash flow is defined as net cash provided by operating activities less expenditures for property, plant and equipment.  Net cash flow provided by operating activities during the first quarter of fiscal 2007 was $56.8 million.  Expenditures for property, plant and equipment in the first quarter of fiscal 2007 were $6.3 million.  Management considers free cash flow to be an important indicator of the Company’s financial strength and the ability to generate liquidity because it reflects cash generated from operations that can be used for strategic initiatives, dividends, debt repayment and repurchases of the Company’s stock.

MSC Industrial Direct (NYSE: MSM) is one of the premier distributors of MRO supplies to industrial customers throughout the United States.  MSC distributes more than 500,000 industrial products from approximately 2,100 suppliers to approximately 348,000 customers.  In-stock availability is approximately 99% and standard ground delivery is next day to approximately 80% of the industrial United States.  MSC reaches its customers through a combination of approximately 30 million direct-mail catalogs, 96 branch sales offices, approximately 725 sales people, the Internet and associations with some of the world’s most prominent B2B e-commerce portals.

CAUTIONARY STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995.  Statements in this Press Release may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Any statements contained herein which are not statements of historical facts and that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future shall be deemed to be forward-looking statements.  Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated.  Future events, actual results and performance, financial and otherwise, could differ materially from those set forth in or contemplated by the forward-looking statements herein.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.  The inclusion of any statement in this release does not constitute an admission by MSC or any other person that the events or circumstances described in such statement are material.  Factors that could cause actual results to differ materially from those in forward-looking statements include, without limitation, the Company’s ability to timely and efficiently integrate the J&L business and realize the anticipated synergies from the transaction, changing customer and product mixes, changing market conditions, industry consolidations, competition, general economic conditions in the markets in which the Company operates, rising commodity and energy prices, risk of cancellation or rescheduling of orders, work stoppages or other business interruptions (including due to extreme weather conditions) at transportation centers or shipping ports, the risk of war, terrorism and similar hostilities, dependence on the Company’s information systems and on key personnel, and various other risk factors listed from time to time in the Company’s SEC reports.

(Tables Follow)

MSC INDUSTRIAL DIRECT CO., INC.
Condensed Consolidated Balance Sheets
(In thousands)

	November 25, 2006 (Unaudited)	August 26, 2006
ASSETS
Current Assets:
Cash and cash equivalents	$10,341	$7,718
Accounts receivable, net of allowance for doubtful accounts	184,755	185,734
Inventories	306,525	298,391
Prepaid expenses and other current assets	18,776	21,341
Deferred income taxes	16,058	14,289
Total current assets	536,455	527,473

Property, plant and equipment, net	123,476	122,100
Goodwill	272,568	271,652
Identifiable intangibles, net	76,597	76,292
Other assets	13,902	16,781
Total Assets	$1,022,998	$1,014,298

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$57,934	$56,877
Accrued liabilities	91,663	88,007
Current maturities of long-term notes payable	15,531	7,843
Total current liabilities	165,128	152,727
Long-term notes payable	185,259	192,986
Deferred income tax liabilities	30,374	29,312
Total liabilities	380,761	375,025
Shareholders’ Equity:
Preferred stock	—	—
Class A common stock	58	57
Class B common stock	19	19
Additional paid-in capital	383,199	379,630
Retained earnings	508,471	477,305
Cumulative translation adjustment	306	27
Class A treasury stock, at cost	(249,816)	(217,765)
Total shareholders’ equity	642,237	639,273
Total Liabilities and Shareholders’ Equity	$1,022,998	$1,014,298

MSC INDUSTRIAL DIRECT CO., INC.

Condensed Consolidated Statements of Income

 (In thousands, except per share data)

(Unaudited)

	Thirteen Weeks Ended
	November 25, 2006	November 26, 2005
Net sales	$402,012	$295,906
Cost of goods sold	216,321	157,046
Gross profit	185,691	138,860
Operating expenses	116,485	87,336
Income from operations	69,206	51,524
Other Income (Expense):
Interest expense	(3,206)	(7)
Interest income	276	854
Other (expense) income, net	(21)	93
Total other (expense) income	(2,951)	940
Income before provision for income taxes	66,255	52,464
Provision for income taxes	25,959	20,529
Net income	$40,296	$31,935
Per Share Information:
Net income per common share:
Basic	$0.61	$0.48
Diluted	$0.60	$0.47
Weighted average shares used in computing net income per common share:
Basic	66,480	66,376
Diluted	67,712	67,787
Cash dividends declared per common share	$0.14	$0.12

MSC INDUSTRIAL DIRECT CO., INC.

Condensed Consolidated Statements of Cash Flows

 (In thousands)

(Unaudited)

	Thirteen Weeks Ended
	November 25, 2006	November 26, 2005

Cash Flows from Operating Activities:

Net income	$40,296	$31,935
Adjustments to reconcile net income to net cash provided by operating activities:

Depreciation and amortization	6,237	3,140
Gain on sale of securities	—	(366)
Stock-based compensation	2,250	2,380
Provision for doubtful accounts	793	651
Deferred income taxes	(707)	(890)
Amortization of bond premiums	—	80
Reclassification of excess tax benefits from stock-based compensation	(440)	(1,980)

Changes in operating assets and liabilities:
Accounts receivable	186	(9,967)
Inventories	(8,134)	(7,104)
Prepaid expenses and other current assets	2,844	2,924
Other assets	2,833	2,363
Accounts payable and accrued liabilities	10,597	12,561

Total adjustments	16,459	3,792

Net cash provided by operating activities	56,755	35,727

Cash Flows from Investing Activities:
Proceeds from sales of investments in available-for-sale securities	—	70,282
Purchases of investments in available-for-sale securities	—	(53,002)
Business acquisition	(8,976)	—
Expenditures for property, plant and equipment	(6,349)	(2,697)

Net cash (used in) provided by investing activities	(15,325)	14,583

Cash Flows from Financing Activities:
Purchase of treasury stock	(31,264)	—
Payment of cash dividends	(9,377)	(7,991)
Reclassification of excess tax benefits from stock-based compensation	440	1,980
Proceeds from sale of Class A common stock in connection with associate stock purchase plan	569	430
Proceeds from exercise of Class A common stock options	864	4,648
Repayments of notes payable	(39)	(37)

Net cash used in financing activities	(38,807)	(970)

Net increase in cash and cash equivalents	2,623	49,340
Cash and cash equivalents — beginning of period	7,718	41,020
Cash and cash equivalents — end of period	$10,341	$90,360
Supplemental Disclosure of Cash Flow Information:
Cash paid for income taxes	$4,642	$2,760
Cash paid for interest	$2,021	$7

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